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CUSIP No. 461120 10 7              SCHEDULE 13D               Page 10 of 11
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                                                                      EXHIBIT 12

    INTERTAN, INC. AND LIBERATION INVESTMENTS END PROXY CONTEST; INTERTAN TO
                    EXPAND ITS BOARD AND PURSUE INCOME TRUST

FOR IMMEDIATE RELEASE

TORONTO and LOS ANGELES, Oct. 24, 2003 -- InterTAN, Inc. (NYSE:ITN; TSX:ITA), a leading consumer electronics retailer of both private label and internationally branded products, and investment funds Liberation Investments, L.P. and Liberation Investments Ltd. jointly announced today that:

1. InterTAN currently intends to migrate its domicile to Canada as soon as the tax uncertainties surrounding such a migration are resolved. In addition, following any such migration and subject to market conditions, InterTAN will convert to an income trust unless the board determines that doing so will likely not increase shareholder value. In connection with any migration or conversion, InterTAN will recommend to its exclusive financial advisor, Scotia Capital, that National Bank Financial be involved in any securities marketing effort.

2. InterTAN will retain an independent recognized executive search firm with offices in Canada that is mutually agreeable to InterTAN and Liberation Investments to conduct a search for new director candidates and make recommendations with respect thereto. InterTAN will use its best efforts to expand its board by adding two of the identified candidates within the next 120 days. Because of the requirement that the board of a Canadian income trust be comprised of a majority of Canadian residents, to qualify, director candidates will be Canadian residents. In addition, the candidates will be required to satisfy the NYSE's criteria for "independent directors" and will not be related to or affiliated with any InterTAN officer or director, Liberation Investments, Emanuel R. Pearlman, Lee S. Hillman or Don R. Kornstein. The independent search firm will be asked to give its opinion as to whether the recommended candidates satisfy each of these criteria prior to the candidates joining the board. InterTAN and Liberation Investments encourage InterTAN stockholders to contact the search firm, when announced, with any proposed nominees that they may have. One of the two directors will be placed in Class III of the Board of Directors and therefore will come up for election at the Annual Meeting of Stockholders to be held in 2004. The other director will be placed in Class I of the Board of Directors and therefore will come up for election at the Annual Meeting of Stockholders to be held in 2005.

3. Liberation Investments have withdrawn their nominees and terminated their proxy contest.

InterTAN, headquartered in Toronto, operates through approximately 960 company retail stores and dealer outlets in Canada under the trade names RadioShack(R), Rogers AT&T Wireless Communications Express(R) and Battery Plus(R).

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CUSIP No. 461120 10 7              SCHEDULE 13D               Page 11 of 11
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Certain information disclosed in this press release, including, among others, statements regarding the InterTAN's future performance, and InterTAN in general, constitutes forward-looking statements that involve risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, consumer demand and preferences, product availability, development of new technology, general economic conditions, and other risks indicated in filings with the Securities and Exchange Commission such as the Company's previously filed periodic reports, including its Annual Report on Form 10-K for the 2003 fiscal year. In particular, there can be no assurances that the strategic transactions described above will be effected.